Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical Reports Improved Revenues, Operating Income, Segment EBITDA and Adjusted EBITDA for First Quarter 2005

COLUMBUS, Ohio (May 9, 2005) - Borden Chemical today reported improved revenues, operating income, Segment EBITDA and Adjusted EBITDA for the three-month period ending March 31, 2005 compared with the first quarter of 2004.

•	Revenue increased 26 percent over the same period a year ago;

•	Operating income increased 54 percent over the prior year period;

•	Net income decreased by $9 million from the prior year period to a net loss of $4 million;

•	Segment EBITDA increased 27 percent over the same period a year ago to $44 million;

•	Adjusted EBITDA increased 14 percent versus the prior year quarter to $45 million.

Net sales for the quarter increased 26 percent to $485 million versus $385 million for the same period last year, reflecting higher average selling prices and volume improvement. Sales volumes increased 5 percent for the period, reflecting continued strength in domestic and international wood and industrial markets.

Borden Chemical’s operating income for the quarter was $32 million versus operating income of $21 million in the previous year period, with the increase driven largely by increased volumes, higher average selling prices and lower business realignment expenses.

The company reported a net loss for the quarter of $4 million compared with net income of $5 million for the first quarter 2004. The decrease is due primarily to higher interest expense and a mark to market adjustment on a foreign currency hedge contract associated with the Bakelite AG acquisition.

Earnings before interest, taxes, depreciation and amortization (Segment EBITDA) totaled $44 million for the quarter versus $35 million for the first quarter of 2004. The increase is due primarily to higher volumes and improved margins, despite continuing high raw material costs. Segment EBITDA is considered by management to be a key measure of operating performance. Adjusted EBITDA totaled $45 million from $39 million reported in the first quarter of 2004 due primarily to higher volumes and improved margins. Adjusted EBITDA is used to determine compliance with certain covenants contained in the indenture governing the company’s Notes and its Amended and Restated Credit Facility. Adjusted EBITDA is defined as Segment EBITDA adjusted to exclude unusual and certain permitted items. Additional detail regarding these metrics is included as part of this press release.

“Our positive first quarter operating results continue to build on the results generated in 2004,” said Craig O. Morrison, president and chief executive officer. “We are pleased with the performance of our company as we continue to drive volume growth, pricing and productivity initiatives across our businesses.”

As previously announced, Borden Chemical completed the acquisition of Bakelite AG from its parent company, Rütgers AG, on April 29, 2005. Accordingly, the operating results of Bakelite AG are not included in the consolidated operating results of Borden Chemical for the three-month period ending March 31, 2005.

Borden Chemical is in registration and the company will not be conducting a conference call to discuss its results for the quarter.

Quarterly BUSINESS SEGMENT RESULTS

North American Forest Products

North American Forest Products net sales increased $61 million, or 32 percent, to $256 million in the first quarter compared with the same period in 2004, while Segment EBITDA increased $5 million, or 20 percent. The sales increase resulted from improved volumes reflecting continued strength in the housing and furniture markets and strong board pricing. The sales increase also resulted from Borden Chemical’s ability to pass through raw material price increases, and favorable product mix. The Segment EBITDA improvement primarily reflects improved margins despite record high costs for key raw materials, as well as reduced operating costs.

North American Performance Resins

North American Performance Resins net sales increased $21 million, or 21 percent, to $123 million in the first quarter compared with the same period in 2004, primarily due to improved volumes and increased selling prices. Volume improvements in the foundry and industrial resins, oilfield, laminate and melamine derivatives businesses were partially offset by volume declines in the electronics segments. Segment EBITDA increased $4 million, or 40 percent, versus the comparable period last year driven by sales and volume improvements.

International Operations

International net sales increased $17 million, or 19 percent, to $106 million in the first quarter compared to the same period in 2004. Improved European and Australian volumes, higher selling prices related to the pass-through of increased raw material costs and foreign currency translation across all regions were the significant factors driving the sales increase. Segment EBITDA increased $2 million, or 18 percent, reflecting improved margins.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net Loss

Borden Chemical uses Segment EBITDA as the primary measure of its performance because management believes it provides a more complete understanding of the company’s financial condition and operating results. Management uses Segment EBITDA to calculate various financial ratios and to measure company performance, and believes some debt investors also utilize this metric for similar purposes. Segment EBITDA is intended to show unleveraged, pre-tax operating results. This is the profitability measure the company uses to set management and executive compensation.

Adjusted EBITDA is defined as Segment EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indenture governing certain of the company’s debt instruments and the company’s senior credit facility. Borden Chemical believes that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

Segment EBITDA and Adjusted EBITDA are not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and Borden Chemical’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity and should not be considered an alternative to net (loss) income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net (Loss) Income

(in millions)

	Three Months ended March 31,
	2005	2004
Net (loss) income	$(4)	$5
Depreciation and amortization	12	12
Adjustments to Segment EBITDA (a)	(2)	2
Interest expense	22	12
Transaction related costs	2	—
Other non-operating expense	9	—
Income tax expense	5	4

Segment EBITDA	$44	$35

Management fees (b)	1	1
Brazil reactor impact (b)	(1)	—
Cost savings (b)	1	1
Purchasing power savings (b)	—	2

Adjusted EBITDA	$45	$39

(a)	Includes costs and income associated with business realignment activities, dispositions and legacy businesses.
(b)	To arrive at Adjusted EBITDA, we make adjustments to net (loss) income for management fees paid to our Sponsors, unusual operating impacts and certain pro forma adjustments.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE (LOSS)

INCOME (Unaudited)

BORDEN CHEMICAL, INC.

	Three Months ended March 31,
(In millions, except per share data)	2005	2004
Net sales	$485	$385
Cost of goods sold	395	310

Gross margin	90	75

Distribution expense	21	17
Marketing expense	12	11
General & administrative expense	24	23
Transaction related costs	2	—
Business realignment and impairments (income) expense	—	1
Other operating (income) expense	(1)	2

Operating income	32	21

Interest expense	22	12
Other non-operating expense	9	—

Income before income tax	1	9
Income tax expense	5	4

Net (loss) income	$(4)	$5

Comprehensive (loss) income	$(6)	$6

Basic and Diluted Per Share Data

Net (loss) income - basic and diluted	$(0.04)	$0.02

Average number of common shares outstanding during the period – basic	97	199

Average number of common shares outstanding during the period – diluted	97	200

CONDENSED CONSOLIDATED BALANCE SHEETS

BORDEN CHEMICAL, INC. (Unaudited)

(In millions)

ASSETS

	March 31, 2005	December 31, 2004
Current Assets
Cash and equivalents	$124	$122
Accounts receivable (less allowance for doubtful accounts of $10 in 2005 and 2004)	218	226
Inventories:
Finished and in-process goods	54	56
Raw materials and supplies	51	55
Other current assets	16	23

	463	482

Other Assets	62	53

Property and Equipment
Land	33	33
Buildings	104	104
Machinery and equipment	735	733

	872	870
Less accumulated depreciation	(431)	(422)

	441	448

Goodwill	51	51
Other Intangible Assets	10	10

Total Assets	$1,027	$1,044

CONDENSED CONSOLIDATED BALANCE SHEETS

BORDEN CHEMICAL, INC. (Unaudited)

(In millions, except share data)

LIABILITIES AND SHAREHOLDER’S DEFICIT

	March 31, 2005	December 31, 2004
Current Liabilities
Accounts and drafts payable	$208	$222
Accounts payable to affiliates	8	—
Debt payable within one year	8	12
Income taxes payable	34	32
Interest payable	16	26
Other current liabilities	85	74

	359	366

Other Liabilities
Long-term debt	955	956
Non-pension post-employment benefit obligations	111	114
Other long-term liabilities	157	157

	1,223	1,227

Commitments and Contingencies

Shareholder’s Deficit
Common stock - $0.01 par value: authorized 300,000,000 shares, Issued 200,167,297, treasury 103,261,361, outstanding 96,905,936 shares in 2005 and 2004	1	1
Paid-in capital	1,287	1,274
Treasury stock	(296)	(296)
Receivable from parent	(573)	(561)
Accumulated other comprehensive loss	(110)	(107)
Accumulated deficit	(864)	(860)

	(555)	(549)

Total Liabilities and Shareholder’s Deficit	$1,027	$1,044

About Borden Chemical

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 61 manufacturing facilities in 15 countries. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

As previously announced, Borden Chemical plans to merge with both Resolution Performance Products LLC (RPP) and Resolution Specialty Materials LLC (RSM) to form the world’s largest producer of thermosetting resins. All three companies are owned by affiliates of the private investment firm Apollo Management, L.P. The new company will be named Hexion Specialty Chemicals, Inc.

Safe Harbor Language

Statements contained in this press release may include “forward-looking statements” about the Company’s financial results under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Forward-looking statements are based on our currently available financial, economic and competitive data and on business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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Contact:

Peter Loscocco

Director, Public Affairs & Investor Relations

614-225-4127

LoscoccoPF@bordenchem.com